EXHIBIT 99.1

FOR:              BUILDING MATERIALS HOLDING CORPORATION

CONTACT:          Ellis C. Goebel
                  Senior Vice President, Finance and Treasurer
                  (415) 627-9100

                  Morgen-Walke Associates
                  Investor Relations:   Leigh Parrish, Doug Sherk
                  (415) 439-4521
                  Media Relations:      Ron Heckmann
                  (415) 439-4513

FOR IMMEDIATE RELEASE

             BUILDING MATERIALS HOLDING CORPORATION PROVIDES OUTLOOK
                             FOR FIRST QUARTER 2002

           ~ REPORTS EFFECTS OF ADOPTING FINANCIAL ACCOUNTING STANDARD
            NO. 142 REGARDING GOODWILL AND OTHER INTANGIBLE ASSETS ~

SAN FRANCISCO (March 28, 2002) - Building Materials Holding Corporation (Nasdaq:
BMHC), a leading provider of construction services and products to professional builders and contractors, today provided its outlook for the first quarter of 2002. Net sales for the first quarter of 2002 are expected to increase approximately 10% from $223 million in the first quarter of 2001. Diluted earnings per share for the first quarter of 2002, excluding the cumulative effect charge from the adoption of FAS No. 142 related to goodwill and other intangible assets, are expected to be in the range of $0.02 to $0.04, compared to diluted earnings per share of $0.17 in the first quarter of 2001.

         Sales from the Company's framing business are expected to exceed BMHC's projections, while same-store sales are expected to be down from the prior year and in line with the Company's plan for the first quarter. In addition, planned increased costs related to employee compensation, health care and general insurance are expected to affect first quarter results. However, BMHC anticipates that these increased costs will be largely offset by non-amortization of goodwill in accordance with new accounting standards and lower interest expense compared to the first quarter of 2001.

         In keeping with the Company's guidance given to the investment community on February 5, 2002, BMHC adopted Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" in the first quarter of 2002. The provisions of FAS No. 142 eliminate the amortization of goodwill and other indefinite lived intangible assets on a prospective basis beginning with acquisitions completed after June 30, 2001, or January 1, 2002 for those completed prior to June 30, 2001. This standard required the Company to complete a transitional impairment analysis of its recorded goodwill and indefinite lived intangible assets by no later than June 30, 2002, and to record any impairment charge as a cumulative effect of a change in accounting principle as of the first quarter of 2002. This transitional impairment analysis has been completed and the Company expects to report a charge of approximately $11.7 million, net of tax, or $0.89 per diluted share, as a cumulative effect of a change in accounting principle.

         Combining the Company's operating earnings with the cumulative effect charge from the adoption of FAS No. 142, the Company expects net results for the first quarter to be a loss in the range of $0.85 to $0.87 per diluted share.


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         Robert E. Mellor, President and Chief Executive Officer of Building
Materials Holding Corporation, commented, "Overall, our results will be in line with our expectations for the quarter. We have experienced a slowdown in permit activity in our markets since the fourth quarter of 2001, which has impacted the performance of BMC West for the current quarter. In addition, building activity in one of our key markets - the Puget Sound area - was affected by unusually inclement weather.

         "KBI continues to perform very well and will contribute substantially to our anticipated sales increase for the quarter. While there is no impairment of goodwill associated with our acquisition of KBI, a portion of the goodwill on our balance sheet from acquisitions prior to June 30, 2001 is impaired under the provisions of FAS 142."

         Mr. Mellor concluded, "We remain confident that our expanding framing business, and our ongoing focus on construction services and manufactured products will continue to strengthen our leadership position in the residential construction services and building materials industry. We continue to maintain a strong position in all of our markets and we remain positive regarding our outlook for BMHC's business this year."

         The Company's discussion of first quarter financial and operating performance is based on preliminary information and is subject to change based on actual financial and operating results for the period when the Company completes its closing of the accounting records for the first quarter of 2002. BMHC will report final first quarter results on Tuesday, April 23, 2002 and the Company plans to provide its outlook for the full year at that time.

         TELECONFERENCE AND WEBCAST

         BMHC will host a conference call and audio Webcast today, March 28, 2002 at 9:00 a.m. PST to discuss its outlook for the first quarter ending March 31, 2002. To access the call, dial (800) 711-5301. The Webcast will be simultaneously available through a link on the Company's Web site WWW.BMHC.COM, and may also be accessed through CCBN at www.companyboardroom.com. If you are unable to participate in the call live, a replay will be available through April 4, 2002. To access this service please dial (800) 938-2796.

         ABOUT BMHC

         Building Materials Holding Corporation is a leader in the construction services and building materials industry. The Company specializes in providing high quality products, as well as engineering, manufacturing and installation services to professional residential builders and contractors. BMHC operates through its subsidiaries BMC West Corporation and BMC Framing Inc., with 134 facilities organized into 59 business units in 12 Western and Southern states. Keys to the Company's success include concentration on housing markets where growth outpaces national averages, and a strong management structure that keeps BMHC close to local market trends and to the service needs of its customers.

         BUSINESS RISKS AND FORWARD-LOOKING STATEMENTS

         CERTAIN STATEMENTS MADE IN THIS NEWS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, OR INDUSTRY RESULTS, TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS OR UNCERTAINTIES MAY INCLUDE, BUT ARE NOT LIMITED TO CHANGES IN COSTS OF MATERIALS SOLD; CHANGES IN SELLING PRICES; COMPETITION WITHIN THE BUILDING MATERIALS AND CONSTRUCTION SERVICES INDUSTRY; CHANGES IN ECONOMIC CONDITIONS AND INTEREST RATES; INTEGRATION OF ACQUIRED BUSINESSES; INCREASES IN RAW MATERIALS AND LABOR COSTS; RETENTION OF KEY MANAGEMENT PERSONNEL; CONSUMER CONFIDENCE; HOUSEHOLD AND JOB FORMATION; GOVERNMENT REGULATION; AND GENERAL ECONOMIC, BUSINESS AND COMPETITIVE FACTORS, ALL OR EACH OF WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THE STATEMENTS MADE IN THIS PRESS RELEASE. THESE RISKS AND UNCERTAINTIES ARE DISCUSSED IN DETAIL IN BUILDING MATERIALS HOLDING CORPORATION'S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001. GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO PUBLICLY ANNOUNCE THE RESULTS OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED IN THE ANNUAL REPORT ON FORM 10-K OR THIS NEWS RELEASE.